EXHIBIT 23
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                         Consent of Independent Auditors

The Board of Directors
Webster Financial Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-8 related to the registration of shares for the Webster Bank Employee Investment Plan of Webster Financial Corporation of our report dated January 22, 2003, which report appears in the December 31, 2002 annual report on Form 10-K of Webster Financial Corporation, incorporated by reference.

Our report refers to the Company's adoption of changes in accounting for stock-based compensation awards, and goodwill and other intangible assets.

/s/ KPMG LLP
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Hartford, Connecticut
April 28, 2003